Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment to Registration Statement on Form N-2 of our report dated May 30, 2022, relating to the consolidated financial statements and consolidated financial highlights of iCapital KKR Private Markets Fund appearing in the Annual Report on Form N-CSR of iCapital KKR Private Markets Fund for the year ended March 31, 2022, and to the references to us under the headings “Consolidated Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
June 8, 2022